 EXHIBIT 99.10

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K

For Foreign Governments and Political Subdivisions Thereof

ANNUAL REPORT

of

PROVINCE OF NEW BRUNSWICK CANADA
(Name of Registrant)

Date of end of last fiscal year: March 31, 2023

SECURITIES REGISTERED *

(As of close of fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:
TOM CLARK Canadian Consulate General 466 Lexington Avenue 20th floor New York, NY 10017
Copies to:
DEANNA L. KIRKPATRICK Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	PETER KIELEY Assistant Deputy Minister Department of Finance and Treasury Board Province of New Brunswick P.O. Box 6000 Fredericton, NB Canada E3B 5H1

*The Registrant is filing this annual report on a voluntary basis.

The information set forth below is to be furnished:

1. In respect of each issue of securities of the registrant registered, a brief statement as to:

(a) The general effect of any material modifications, not previously reported, of the rights of the holders of such securities.

None.

(b) The title and the material provisions of any law, decree or administrative action, not previously reported, by reason of which the security is not being serviced in accordance with the terms thereof.

None.

(c) The circumstances of any other failure, not previously reported, to pay principal, interest, or any sinking fund or amortization installment.

None.

2. A statement as of the close of the last fiscal year of the registrant giving the total outstanding of:

(a) Internal funded debt of the registrant. (Total to be stated in the currency of the registrant. If any internal funded debt is payable in a foreign currency, it should not be included under this paragraph (a), but under paragraph (b) of this item.)

Reference is made to page 68 of Exhibit 99.5 and pages 35-38 of Exhibit 99.10 hereto.

(b) External funded debt of the registrant. (Totals to be stated in the respective currencies in which payable. No statement needs to be furnished as to intergovernmental debt.)

Reference is made to page 68 of Exhibit 99.5 and pages 35-38 of Exhibit 99.10 hereto.

3.A statement giving the title, date of issue, date of maturity, interest rate and amount outstanding, together with the currency or currencies in which payable, of each issue of funded debt of the registrant outstanding as of the close of the last fiscal year of the registrant.

Reference is made to page 68 of Exhibit 99.5 and pages 35-40 of Exhibit 99.9 hereto.

the total amount outstanding, as shown in Item 3, into the following:

(1) Total amount held by or for the account of the registrant.

As at March 31, 2023, the total amount held by or for the account of the registrant was zero, no USD held.

(2) Total estimated amount held by nationals of the registrant (or if registrant is other than a national government by the nationals of its national government); this estimate need be furnished only if it is practicable to do so.

Not practicable to furnish.

i

(3) Total amount otherwise outstanding.

Date of Maturity	Interest Rate (%)	Series	Amount Outstanding	Month Issued

February 24, 2028	3.625	HW	USD 500,000,000	May 2018

(b) If a substantial amount is set forth in answer to paragraph (a)(1) above, describe briefly the method employed by the registrant to reacquire such securities.

The Province of New Brunswick sinking fund is a general investment type fund. The Provincial Loans Act and in some cases the terms and conditions of the debenture issue specify the minimum rate at which sinking fund installments will be made. Purchases of bonds into the fund are generally discretionary. Many of the bonds purchased into the fund are New Brunswick or New Brunswick guaranteed bonds. The Province is also permitted to buy debt instruments issued or guaranteed by the Government of Canada or any province of Canada and other debt instruments defined by the Provincial Loans Act.

5. A statement as of the close of the last fiscal year of the registrant giving the estimated total of:

(a) Internal floating indebtedness of the registrant. (Total to be stated in the currency of the registrant.)

Not applicable.

(b) External floating indebtedness of the registrant. (Total to be stated in the respective currencies in which payable.)

Reference is made to page 68 of Exhibit 99.5 and pages 35-40 of Exhibit 99.9 hereto.

6. Statements of the receipts, classified by source, and of the expenditures, classified by purpose, of the registrant for each fiscal year of the registrant ended since the close of the latest fiscal year for which such information was previously reported. These statements should be so itemized as to be reasonably informative and should cover both ordinary and extraordinary receipts and expenditures; there should be indicated separately, if practicable, the amount of receipts pledged or otherwise specifically allocated to any issue registered, indicating the issue.

Reference is made to pages 34-36 of Exhibit 99.5 and pages 22-33 of Exhibit 99.10 hereto.

7. (a) If any foreign exchange control, not previously reported, has been established by the registrant (or if the registrant is other than a national government, by its national government), briefly describe the effect of any such action, not previously updated.

None.

(b) If any foreign exchange control previously reported has been discontinued or materially modified, briefly describe the effect of any such action, not previously reported.

Not applicable.

ii

This annual report comprises:

(a) Pages numbered ii to vi consecutively.

(b) The following exhibits:

99.3

Province of New Brunswick 2023-2024 Budget (incorporated by reference to exhibit 99.1, 99.2, 99.3 of Amendment No. 4 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated March 22, 2023.)

99.5

Province of New Brunswick Public Accounts for the fiscal year ended March 31, 2023 Volume 1 Financial Statements (incorporated by reference to Amendment No. 2 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated September 28th, 2023.)

99.6	New Brunswick Power Annual Report 2022-2023 (incorporated by reference to Amendment No. 2 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated September 28th, 2023).

99.9

Information relating to New Brunswick Funded Debt (unaudited) (incorporated by reference to Amendment No. 5 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated December 20, 2023).

99.10	Current Description of the Province of New Brunswick

This annual report is filed subject to the Instructions for Form 18‑K for Foreign Governments and Political Subdivisions Thereof.

iii

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, New Brunswick, Canada on the 20th day of December 2023.

Province of New Brunswick

By:	/s/ Peter Kieley
Name:	Peter Kieley
Title:	Assistant Deputy Minister Department of Finance and Treasury Board

iv

EXHIBIT INDEX

Exhibit Number	Description

99.3

Province of New Brunswick 2023-2024 Budget (incorporated by reference to exhibit 99.1, 99.2, 99.3 of Amendment No. 4 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated March 22, 2023.)

99.5

Province of New Brunswick Public Accounts for the fiscal year ended March 31, 2023 Volume 1 Financial Statements (incorporated by reference to Amendment No. 2 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated September 28, 2023.)

99.6	New Brunswick Power Annual Report 2022-2023 (incorporated by reference to Amendment No. 2 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated September 28, 2023).

99.9

Information relating to New Brunswick Funded Debt (unaudited) (incorporated by reference to Amendment No. 5 to the Annual Report of the Province of New Brunswick filed on Form 18-K/A, dated December 20, 2023).

99.10	Current Description of the Province of New Brunswick

v

Exhibit “99.10” Current Province of New Brunswick Description

December 20, 2023

1

Exhibit “99.10” Current Province of New Brunswick Description

All dollar amounts herein are in Canadian dollars unless otherwise specified. On December 19, 2023, the daily average exchange rate for United States (“US”) dollars as reported by the Bank of Canada, expressed in Canadian dollars was $1.3344.

Financial data for the Province of New Brunswick ("New Brunswick" or the "Province") have been rounded. Certain information presented in tabular form may not add to the total presented due to such rounding.

Compound annual rates of growth are computed by using the "geometric average method" which is based on first and last year observations of the variables rather than all observations over the period concerned.

2

Exhibit “99.10” Current Province of New Brunswick Description

MAP OF NEW BRUNSWICK

3

 Exhibit “99.10” Current Province of New Brunswick Description

SUMMARY OF ECONOMIC AND FINANCIAL INFORMATION FOR NEW BRUNSWICK

The following summary information is qualified in its entirety by the information contained herein:

Summary

	Year Ended December 31,
						CAGR[1] %
	2018	2019	2020	2021	2022	2018-2022
	(In millions of dollars unless otherwise indicated)
Economy
Gross domestic product (current dollars)	37,158	38,057	37,354	41,430	44,501	4.6%
Primary household income	24,578	25,243	24,960	27,223	29,770	4.9%
Retail trade	13,163	13,443	13,577	15,309	16,500	5.8%
Manufacturing sales	18,490	18,413	15,171	20,860	26,824	9.7%
Foreign commodity exports	12,615	13,090	10,307	14,750	18,802	10.5%
Population (July 1st; thousands)	770.3	777.1	783.0	790.4	812.1	1.3%
Employment (thousands)	361.4	363.6	352.4	363.5	373.5	0.8%
Unemployment rate	8.1%	8.2%	10.3%	9.2%	7.2%	--
Consumer price index (% change)	2.1%	1.7%	0.2%	3.8%	7.3%	--
Gross domestic product (real; % change)	1.1%	1.3%	(3.6)%	5.3%	1.1%	--

Source Statistics Canada: numbers are subject to adjustment

1Compound annual growth rate

	Year Ending March 31,
	2020	2021	2022	2023	Budget Estimates 2024
	(In millions of dollars)
Government Finance
Ordinary Account (Surplus) Deficit	(419.4)	(721.2)	(1,140.2)	(1,386.1)	(622.7)
Net Capital Expenditure	526.1	522.7	585.5	724.9	974.3
(Surplus) Deficit on Special Purpose Account	(6.7)	(12.3)	(31.2)	(4.0)	17.1
(Surplus) Deficit on Special Operating Agency	(10.6)	(14.8)	(31.3)	(1.0)	31.6
Earnings from Sinking Fund	(204.7)	(203.1)	(208.5)	(216.8)	(217.0)
Accounting adjustments on consolidation	79.6	(40.4)	(262.7)	523.7	-
Increase (Decrease) in Net Debt	(35.8)	(469.1)	(1,088.4)	(359.3)	183.3
Adjustments related to non-financial assets	(4.7)	68.9	319.0	(653.3)	(223.6)
Annual (Surplus) Deficit	(40.6)	(400.3)	(769.3)	(1,012.6)	(40.3)

4

 Exhibit “99.10” Current Province of New Brunswick Description

	Year Ended March 31,
	2019	2020	2021	2022	2023
	(In millions of dollars unless indicated)
Provincial Purpose Funded Debt [1]
Gross Provincial Purpose Funded Debt	18,003.90	18,402.10	18,314.20	18,501.70	17,433.90
Less Sinking Funds	4,776.40	5,157.30	5,501.90	5,887.70	5,492.7
Net Provincial Purpose Funded Debt	13,227.50	13,244.80	12,812.30	12,614.00	11,941.20

As a Percent of GDP	34.8%	35.3%	30.9%	28.3%	26.2%

	2019	2020	2021	2022	2023
	(In millions of dollars)
Funded Debt Used for
Advances to NB Power[2]
Gross Advances	4,624.0	4,794.7	4,700.8	4,600.0	5,075.0
Less Sinking Funds	561.9	593.6	409.9	500.5	472.0
Net Advances	4,062.1	4,201.1	4,290.9	4,099.5	4,603.0

	2018	2019	2020	2021	2022
	(In millions of dollars)

Contingent Liabilities	21.9	6.2	7.8	7.4	7.4

1 Foreign currency issues are expressed as the Canadian dollar equivalent at fiscal year-end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.

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 Exhibit “99.10” Current Province of New Brunswick Description

GENERAL INFORMATION

Introduction

New Brunswick is located on the eastern seaboard of Canada and is one of the four Atlantic Provinces. New Brunswick has a total area of 28,355 square miles of which about 12,981 square miles is Crown land owned by the Province. The Saint John River flows for a distance of over 300 miles through the Province to its mouth on the Bay of Fundy. The Province's population is concentrated principally in the valleys of the Saint John and other rivers.

A large part of New Brunswick is covered by forests which constitute a major natural resource. Other natural resources include fish and shellfish, farmland and base metals, coal, potash, limestone and other minerals. The location of the Province provides the advantage of cost-effective water transportation for its products to export markets in the eastern United States, Great Britain, and Western Europe. The City of Saint John, located at the mouth of the Saint John River on the Bay of Fundy, is home to one of North America’s largest oil refineries and is one of the two principal seaports in eastern Canada that remain open throughout the year. Consequently, some Canadian shipping, which would otherwise pass through the St. Lawrence River, is diverted to the Saint John port during the winter months.

According to Statistics Canada, the population of the Province on July 1, 2023 was estimated at 834,691, an increase of 3.1% from a year ago. The three largest urban areas are Moncton, Saint John and Fredericton, which represent over 50% of the total population. Fredericton is the capital of the Province.

Government

Canada consists of a federation of provinces and federal territories with a constitutional division of powers between the federal and provincial governments established by the Constitution Act, 1867 and the Constitution Act, 1982. Under these Acts the provinces are assigned jurisdiction over health, social services, education, municipal institutions, property and civil rights, natural resources, and other matters of purely private or local concern. The Parliament of Canada has jurisdiction over all areas not assigned exclusively to the provincial legislatures, including such matters as the federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, the postal services, railways and navigation, and employment insurance.

The Constitution Act, 1982 provides for enlarged provincial jurisdiction over, and taxation of, certain natural resources and electrical energy, a Charter of Rights and Freedoms, including language rights, the principles of the reduction of regional economic disparities and the making of fiscal equalization payments to certain provinces by the Government of Canada, and for the amendment of the constitution in Canada. Each province owns mineral and other resources on its provincial Crown Lands and may own sub-surface resources on its other lands.

The executive power in New Brunswick is vested in the Lieutenant-Governor acting on the advice of the Executive Council. The Executive Council is responsible to the Legislative Assembly. The Lieutenant-Governor, who is the representative of the King, is appointed by the Governor-General of Canada in Council on the recommendation of the Prime Minister of Canada. The current Lieutenant-Governor is the Honourable Brenda L. Murphy. Members of the Executive Council are appointed by the Lieutenant-Governor, on the nomination of the Premier from members of the Legislative Assembly.

Legislative power is exercised by the Legislative Assembly and legislation becomes effective upon the assent of the Lieutenant-Governor unless otherwise specified in the legislation. The Legislative Assembly is elected for a term of four years and may be dissolved at any time by the Lieutenant-Governor. The last general election occurred on September 14, 2020. Currently there is a Progressive Conservative Government led by Premier Blaine Higgs.

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Exhibit “99.10” Current Province of New Brunswick Description

International Trade Agreements

The World Trade Organization (WTO) remained the cornerstone of Canadian trade policy; Canada has been proactively working towards keeping the trade policies transparent and predictable. New Brunswick supports Canada’s negotiating framework for the Doha Development Round and the WTO as an institution. The Province participates actively on federal/provincial committees concerned with implementation, dispute settlement and negotiation aspects of international trade and investment agreements.

As multilateral WTO negotiations have lagged recently, the Government of Canada has become more aggressive with its regional free trade agenda. As such, Canada is a signatory a number of free trade agreements, including Canada-European Union (“E.U.”) Comprehensive Economic and Trade Agreement (CETA), the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP) and the Canada-United States-Mexico Agreement (CUSMA), which replaced the North American Free Trade Agreement (NAFTA).

In the meantime, Canada currently negotiates FTAs with trading partners such as the United Kingdom, Indonesia and ASEAN.

The Canada-United Kingdom Trade Continuity Agreement (“Canada-UK TCA”) came into force on April 1, 2021. The Agreement replicates the main benefits of the CETA to ensure continuity in Canada’s trade with the United Kingdom following the United Kingdom’s departure from the E.U. On March 24, 2022, Canada and the United Kingdom launched negotiations toward a Free Trade Agreement (FTA). The United Kingdom is New Brunswick’s fourth-largest partner country export destination in 2022, accounting for roughly 0.6% of New Brunswick’s total goods exports. The United Kingdom is also a key source of foreign direct investment (FDI) and science and technology partnerships.

The CUSMA, which came into effect on July 1, 2020, and its predecessor, NAFTA, have provided the Province of New Brunswick with an extraordinary advantage in the United States market. The United States remains Canada’s and New Brunswick’s biggest export market.

On January 23, 2018, eleven countries negotiated and concluded the CPTPP which is a free trade agreement between Canada and 10 other countries in the Asia-Pacific region: Australia, Japan, Mexico, New Zealand, Singapore, Brunei, Chile, Malaysia and Peru and Vietnam. Currently, all countries have ratified the Agreement and therefore, have access to its benefits. The Canadian Parliament ratified Canada’s membership in the CPTPP, and the Agreement entered into force on December 30, 2018. On July 16, 2023, CPTPP Parties signed an Accession Protocol with the United Kingdom. The CPTPP will enter into force for the United Kingdom. once it completes its ratification process and once each of the existing member nations ratify the United Kingdom's addition to the partnership.

The CETA was signed on October 30, 2016, and entered into force on September 21, 2017. CETA covers all sectors and aspects of Canada-EU trade virtually to eliminate or reduce the trade barriers, the scope of which ranges from tariffs to product standards, investment, professional certification, and many other areas of activity. The broad spectrum of the Agreement includes improved access to E.U. markets for goods and services, greater certainty, transparency, investment protection, and new opportunities in E.U. procurement markets. Before CETA entered into force, only 25% of E.U. tariff lines on Canadian goods were duty-free. Upon CETA’s entry into force, the E.U. removed tariffs on 98% of its tariff lines. Once CETA is fully implemented, the E.U. will have eliminated tariffs on 99% of its tariff lines.

Since 2016, an investigation and subsequent reviews were initiated by the United States, alleging that Canadian federal and provincial governments provided countervailable subsidies to Canadian softwood lumber producers. It also alleged that Canadian producers were dumping lumber into the United States market. This litigation process continues through various channels, including NAFTA, CUSMA, the WTO and the United States Court of International Trade (CIT). The Government of New Brunswick, the Government of Canada (GOC) and other affected provinces and the Canadian lumber industry continue to participate in various reviews required by the United States government and challenge these duties through different appeals channels.

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Exhibit “99.10” Current Province of New Brunswick Description

THE ECONOMY

Economic Update - 2023 Year-to-Date (as of Dec. 1st, 2023)

In 2023, New Brunswick's economy has maintained its growth momentum at a rate similar to that of 2022. Growth has been sustained by record population expansion, partially offset by the dampening effect of higher interest rates. Decreased exports, impacted by falling commodity prices, have contributed to keep growth in check at 1.1% in 2023, the same rate experienced in 2022.

Employment was up by 3.5% (+13,000 jobs) at the end of the first eleven months of 2023, compared to the same period in 2022. The same comparison shows part-time employment increased by 6.8% (3,600 jobs), while full-time positions increased by 3.0% (+9,500 jobs). Average weekly earnings have recorded gains of 3.5% in the year to September when compared to the same period in 2022. Retail sales saw a 4.4% increase in the first nine months of 2023 when compared to the same timeframe the year before.

Year-to-date international exports decreased by 9.1%, and manufacturing sales fell by 10.6%. Recent data indicates a decline in sales for durable goods (-14.5%) and non-durable goods (-9.9%). Wood product manufacturing saw a drop of 36.5% for the year-to-date period ending in September. Moreover, the Consumer Price Index (CPI) in New Brunswick grew by 3.8% YTD, slightly lower than the national growth rate of 4.0% YTD.

The housing market in New Brunswick continued to perform well in the first nine months of the year, albeit at a lower level than in 2022. Housing starts stood at 3,145 units by September 2023, a decrease of 8.1% from the same period in 2022, with gains in single-detached units (+1.7%) not enough to offset the losses observed in multiples (-12.1%). From January to October 2023, home sales in the Province dropped by 15.2% compared to the same period last year, with YTD average prices up 2.5%. The population is estimated at 834,691 as of July 1st, 2023, reflecting a 3.1% increase from the previous year, ranking as the fourth highest among provinces.

Developments in 2022 – Summary

As pandemic-related restrictions further eased in 2022, household spending gained momentum, driving a 3.8% increase in the national GDP. The Canadian economy saw additional boosts from robust figures in inventory accumulation and exports. Among the provinces and territories, Yukon recorded notable growth at 5.9%, while Newfoundland and Labrador was the sole province to register a decline (-1.7%). New Brunswick experienced growth at a rate of 1.1%, falling behind the rates seen in neighboring Nova Scotia and Prince Edward Island, both at +2.9%. In nominal terms, the Canadian economy expanded by 11.8%.

New Brunswick’s economy grew by 1.1%, mainly driven by the expansion in household final consumption expenditure, which was up 2.1% affected by a rise of 6.2% in services expenditure, partially offset by a drop of 1.6% in goods expenditure. Business gross fixed capital formation was up 1.3%, influenced by an increase of 6.9% in non-residential structures, counteracted by a drop of 5.1% in machinery and equipment. Investment in inventories also contributed to overall growth, increasing by 228.7%. Counterbalancing these trends, exports of goods and services were down by 7.7%. Imports of goods and services were also down by 1.1%. Nominal GDP for the Province increased by 7.4% in 2022.

Of the twenty major industries, thirteen recorded gains. The service-producing industries expanded by 1.8%, while the goods-producing industries showed a more modest 0.2% growth. The most notable performances were recorded by arts, entertainment and recreation (+14.6%); accommodation and food services (+12.4%); other services (except public administration (+6.5%); and utilities (+6.0%). Notable contractions were recorded on the management of companies and enterprises (-27.1%); mining, quarrying, and oil and gas extraction (-10.0%) and agriculture, forestry, fishing and hunting (-6.3%). Despite annual declines, wholesale trade (-2.0%), retail trade (-1.5%), and manufacturing (-0.8%) remained above pre-pandemic levels.

In 2022, the count of employed individuals in New Brunswick rose by 10,000, reaching a total of 373,500. This growth stemmed from an increase in full-time employment (+13,100), while part-time positions saw a decline of 3,200. The overall participation rate dropped to 60.6% from the previous year's 61.5%.

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Exhibit “99.10” Current Province of New Brunswick Description

Average weekly earnings registered gains in the goods producing industries (+5.1%) which, coupled with a slightly higher increment in the service producing industries (+5.9%), brought about an overall uptick of 5.7%, compared to a Canadian average of 3.1%.

Retail sales were up by 7.8% in 2022, an increase of $1.2 billion, the result likely being influenced by price increases. Most retail subsectors with available data reported higher sales volumes. Standing out were gasoline stations (+26.2%); general merchandise retailers (+10.9%) and sporting goods, hobby, musical instrument, book, and miscellaneous retailers (+10.5%). On the other hand, drops in sales were recorded for building material and garden equipment and supplies dealers (-7.6%) and health and personal care retailers (-3.4%). Wholesale trade experienced an increase of 6.0%, for an extra $533.3 million in 2022.

Manufacturing sales had a similar performance. Overall sales were up by 28.6% in 2022 when compared to the previous year. Non-durable goods reported a notable increase of 35.1%, and durable goods were up by a more modest 2.7%.

Foreign trade also showed an upward trend in 2022, buoyed by higher commodity prices and increased demand from ongoing economic expansion. The $18.8 billion in exports registered in 2022 are 27.5% higher than the previous year. Imports to the province were up 36.2% to $18.2 billion. These changes account for a trade surplus of $619.7 million.

In 2022, capital investment in New Brunswick increased to $ 4.3 billion, up by $391.6 million from the previous year. The public sector increased by 10.4%, which coupled with a 9.6% increase in the private sector, translated into an overall uptick of 9.9%.

Housing starts increased by 22.2% in 2022 to 4,680 units, the highest figure since 1983. Housing activity was on the rise in Fredericton (+52.8%), Moncton (+16.2%) and Saint John (+10.7%).

Inflation as measured by the CPI accelerated to 7.3% in New Brunswick, compared to a rise of 6.8% in Canada. Transportation (+13.3%), food (+9.2%) and shelter (+7.1%), representing more than 60% of the CPI basket, were the main contributors to the hike in the index.

Economic Activity

New Brunswick’s nominal GDP was estimated at $44,501 million in 2022, or $ 54,967 per capita. Over the five-year period from 2018 through 2022, the nominal GDP at market prices in New Brunswick grew at an annual rate of 4.6%, while the national growth rate was 5.9%. During this same time, the real GDP in New Brunswick increased at a compound annual rate of 1.0%, while the real GDP in Canada grew at a rate of 1.4%.

From 2018 through 2022, the real GDP from the goods-producing industries has increased by 5.0%. Over this time, utilities saw increased by 30.7%, and agriculture, forestry, fishing, and hunting experienced a 7.2% increase. However, mining, quarrying, and oil and gas extraction suffered a loss of 24.2%, and construction decreased by 2.1% over the same period.

As for the service-producing industries, overall growth was 4.2% over 2018-2022. This was spurred by wholesale trade (+14.8%); information and cultural industries (+14.3%); professional, scientific and technical services (+9.7%); finance and insurance (+7.9%); and real estate and renting and leasing (+6.5%). Declines over this period were most pronounced in management of companies and enterprises (-66.9%), accommodation and food services (-17.0%) arts, entertainment and recreation (-9.6%); and administrative and support, waste management and remediation services (-11.5%).

As a result of these shifts, the goods-producing sector has increased its share of real GDP to 26.7% in 2022, up from 24.6% in 2018. In the services sector, the largest magnitude increases over this time were recorded in real estate and renting and leasing (+$267.7 million); public administration (+$225.3 million) and health care and social assistance (+$194.1 million).

Over the five years ending in 2022, the gross value of manufacturing sales increased at a compound annual rate of 9.7% (in current prices), while the same measure for foreign exports of commodities increased at a rate of 10.5% (in current prices). Retail trade increased at a 5.8% annual rate during the same period (in current prices).

9

Exhibit “99.10” Current Province of New Brunswick Description

Primary household income has increased from $24,578 million in 2018 to $29,770 million in 2022, resulting in a compound annual growth rate of 4.9%. On a per capita basis, primary household income increased from $31,899 to $36,771 over the period, growing at a compound annual rate of 3.6%. All measures are in current prices.

Selected Economic Indicators
	Year Ended December 31,
						CAGR[1] %
	2018	2019	2020	2021	2022	2018-2022
	(In millions of dollars unless otherwise indicated)
Gross domestic product; income-based (current dollars)
New Brunswick	37,158	38,057	37,354	41,430	44,501	4.6%
Canada	2,235,675	2,313,563	2,220,527	2,517,123	2,813,289	5.9%
Gross domestic product (real)
New Brunswick	36,218	36,704	35,393	37,256	37,658	1.0%
Canada	2,199,358	2,241,331	2,128,408	2,240,936	2,326,537	1.4%
Primary household income

New Brunswick	24,578	25,243	24,960	27,223	29,770	4.9%
Canada	1,449,986	1,514,375	1,502,749	1,632,398	1,775,977	5.2%
Primary household income per capita (dollars)
New Brunswick	31,899	32,471	31,861	34,425	36,771	3.6%
Canada	39,120	40,275	39,539	42,703	45,620	3.9%
Gross domestic product per capita; income-based (dollars)
New Brunswick	48,226	48,954	47,682	52,390	54,967	3.3%
Canada	60,318	61,529	58,424	65,848	72,266	4.6%
Retail trade	13,163	13,443	13,577	15,309	16,500	5.8%
Manufacturing sales	18,490	18,413	15,171	20,860	26,824	9.7%
Foreign commodity exports	12,615	13,090	10,307	14,750	18,802	10.5%
Consumer price index (% change)
New Brunswick	2.1%	1.7%	0.2%	3.8%	7.3%
Canada	2.3%	1.9%	0.7%	3.4%	6.8%
Unemployment rate
New Brunswick	8.1%	8.2%	10.3%	9.2%	7.2%
Canada	5.8%	5.7%	9.7%	7.5%	5.3%

1Compound annual growth rate

Source: Statistics Canada

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Exhibit “99.10” Current Province of New Brunswick Description

Structure of the Economy

Economic growth in the province stabilized in 2022 after the pandemic-rebounding surge experienced the year before. Goods-producing industries experienced growth of 0.2% in 2022, pulled up by utilities (+6.0%) and construction (+3.9%) and offset by decreases in mining, quarrying and gas extraction (-10.0%) and agriculture, forestry, fishing and hunting (-6.3%). This amounted to the sector increasing its share of total GDP to 26.7% in 2022, up from 25.6% in 2021. In the service-producing industries, total growth was 1.8%. Notable increases were recorded in arts, entertainment and recreation (+14.6%) and in accommodation and food services (+12.4%). This was counterbalanced by decreases in management of companies and enterprises (-27.1%), wholesale trade (-2.0%) and retail trade (-1.5%).

The following table shows real GDP by industry in New Brunswick for the years 2018 through 2022, valued in chained 2017 dollars.

Real Gross Domestic Product at basic prices, by Industry

	For Year Ended December 31,
						CAGR[1] %
	2018	2019	2020	2021	2022	2018-2022
	(In millions of chained 2017 dollars)
Goods-producing industries
Agriculture, forestry, fishing and hunting	1,121.8	1,296.7	1,170.6	1,282.7	1,202.3	(1.6)%
Mining, quarrying, and oil and gas extraction	287.7	265.1	243.3	242.3	218.0	(2.6)%
Utilities	1,029.5	1,148.5	1,155.9	1,269.4	1,345.6	1.5%
Construction	2,357.2	2,112.8	2,196.8	2,220.6	2,307.1	1.0%
Manufacturing	3,073.5	3,162.6	3,030.9	3,244.0	3,217.5	(0.2)%
Total goods-producing Industries	7,870.3	7.980.5	7,793.2	8,250.1	8,265.8	0.0%

Service-producing Industries
Wholesale trade	1,066.3	1,138.3	1,120.1	1,248.1	1,223.7	(0.5)%
Retail trade	2,085.1	2,143.6	2,104.6	2,241.2	2,208.0	(0.4)%
Transportation and warehousing	1,623.5	1,592.9	1,433.0	1,563.7	1,553.8	(0.2)%
Information and cultural industries	993.2	1058.1	1050.5	1090.8	1,134.8	1.0%
Finance and insurance	1,889.1	1,908.6	1,938.0	1,999.6	2,038.0	0.5%
Real estate and renting and leasing	4,127.4	4,175.2	4,195.8	4,338.8	4,395.1	0.3%
Professional, scientific and technical services	1137.2	1,162.9	1,115.8	1220.2	1,248.0	0.6%
Management of companies and enterprises	95.3	77.6	59.6	43.2	31.5	(7.6)%
Administrative and support, waste management and remediation services	1,242.7	1,180.5	1,030.4	1052.8	1099.8	1.1%
Educational services	2,009.5	2,042.0	1,985.5	2,048.4	2,118.9	0.8%
Health care and social assistance	3,301.8	3,359.9	3,295.1	3,469.6	3,495.9	0.2%
Arts, entertainment and recreation	165.9	178.1	126.2	130.8	149.9	3.5%
Accommodation and food services	761.9	773.8	510.5	562.6	632.5	3.0%
Other services (except public administration)	636	636.7	573.3	619.3	659.6	1.6%
Public administration	3,902.6	3,954.6	3,832.6	4,034.9	4,127.9	0.6%
Total service-producing Industries	25,032.3	25,369.1	24,343.2	25,626.3	26,075.1	0.4%

Total gross domestic product	32,900.5	33,347.6	32,134.5	33,875.2	34,329.7	0.3%

Source: Statistics Canada

Totals may not add up due to the adoption of the chain Fisher deflation methodology

1 Compound Annual Growth Rate

11

Exhibit “99.10” Current Province of New Brunswick Description

Labour Force

Sustained economic expansion, combined with a growing population, resulted in a 2.8% increase in employment in New Brunswick between 2021 and 2022, bringing the workforce to 373,500 workers. Full-time employment saw a rise of 4.3%, equivalent to 13,100 jobs, while part-time employment declined by 3,200 positions, marking a 5.7% decrease to counterbalance the overall outcome. In 2022, the goods-producing industries saw a rise of 4,300 jobs, a 6.0% uptick in employment levels. Among the sector's five main industries, three experienced growth, including construction (24.8%, +5,800 jobs) and utilities (17.1%, +600 jobs). There were declines in forestry, fishing, mining, and gas (-9.8%, -900 jobs) as well as manufacturing (-7.0%, -2,100 jobs). In addition to the gains seen in the goods-producing sector, a 2.0% expansion was noted in the service-producing sector. Out of the eleven industries in this sector, six saw increases, particularly in professional, scientific, and technical services (+19.6%, +3,600 jobs); educational services (+8.7%, +2,500 jobs); and public administration (+7.2%, +2,200 jobs). Other industries faced job losses, including business, building, and support services (-12.1%, -1,800 jobs); transportation and warehousing (-5.7%, -1,100 jobs); and finance, insurance, real estate, and leasing (-3.1%, -600 jobs). Nationally, employment grew by 4.0%, resulting in the creation of 750,700 jobs in 2022.

The unemployment rate in 2022 decreased to 7.2%. The number of unemployed was down by 3,300 individuals to 29,000 in 2022. The unemployment rate for women decreased by 1.7 percentage points to 6.1% while that of men fell from 10.5% in 2021 to 8.3% in 2022. An unemployment rate of 5.3% was recorded at the national level, a decrease of 2.2 percentage points.

Labour Force

	For Year Ended December 31,

	2018	2019	2020	2021	2022
	(In thousands unless otherwise indicated)
Population 15 years and over	636.9	642.7	646.9	650.8	664.1
Labour force	393.4	395.9	393.0	400.3	402.5
Labour force employed	361.4	363.6	352.4	363.5	373.5
Labour force unemployed	32.0	32.3	40.6	36.8	29.0
Unemployment rate (%)
New Brunswick	8.1	8.2	10.3	9.2	7.2
Canada	5.8	5.7	9.7	7.5	5.3
Participation rate (%)
New Brunswick	61.8	61.6	60.8	61.5	60.6
Canada	65.8	66.1	64.3	65.4	65.4

Source: Statistics Canada

New Brunswick unless otherwise stated

12

Exhibit “99.10” Current Province of New Brunswick Description

Employment by Industry

	2018	2019	2020	2021	2022
	(In thousands unless otherwise indicated)
Goods-producing sector	74.2	76.8	73.3	71.3	75.6
Agriculture	5.8	6.1	4.8	5.4	6.2
Forestry, fishing, mining, quarrying, oil and gas	9.3	10.2	10	9.2	8.3
Utilities	2.9	3.2	3.2	3.5	4.1
Construction	24.5	26	24.9	23.4	29.2
Manufacturing	31.6	31.3	30.5	29.8	27.7
Services-producing sector	287.2	286.8	279.1	292.2	298
Wholesale and retail trade	55.1	53.2	54.8	57.8	58.8
Transportation and warehousing	18.3	18.6	16.8	19.4	18.3
Finance, insurance, real estate and leasing	18	18.3	17.8	19.2	18.6
Professional, scientific and technical services	16.7	17.8	17.5	18.4	22
Business, building and other support services	16.6	16	15.1	14.9	13.1
Educational services	26.9	27.2	27.6	28.7	31.2
Health care and social assistance	58.6	58.8	57	56.7	57.4
Information, culture and recreation	11.6	13.3	10.7	9.8	10.2
Accommodation and food services	24.8	23.7	20.4	20.7	20.1
Other services (except public administration)	14.9	14.3	14.2	15.9	15.6
Public administration	25.7	25.6	27.2	30.6	32.8

Total	361.4	363.6	352.4	363.5	373.5

Source: Statistics Canada

13

Exhibit “99.10” Current Province of New Brunswick Description

Primary Industries-

Mining

Mineral production in New Brunswick increased 17.0% to $214.5 million in 2022. The expansion is mostly attributed to non-metallic minerals production, which increased by +30.5%. Peat and salt production notably contributed to this rise. Metallic minerals climbed 5.1%, with zinc production being responsible for nearly 75% of the total metallic mineral output.

Mineral Production

	Year Ended December 31,

	2018*	2019	2020	2021	2022P
	(In millions of dollars)
Metallic minerals	222.3	215.7	-	97.3	102.2
Non-metallic minerals	176.0	108.1	117.2	86.0	112.2
Total	398.4	323.8	117.2	183.3	214.5

Source:  Natural Resources Canada – totals may not add up due to rounding.

* Statistics Canada took over the collection and reporting of mineral and metal production statistics starting in 2019. Changes in reporting methods mean that data for 2018 may not be comparable to subsequent years. (P – preliminary)

Forestry

Nearly 86% of the land area of New Brunswick is forested and 50% of the forested land is owned by the Province as Crown land, 30% is private woodlots, and 20% is industrial freehold. 98% of Crown land is subject to timber licenses or harvest agreements. In addition to private and industrial landowners, there are 341 forestry and logging companies and 77 support businesses. In 2022, the most recent year with available data, the primary forest sector generated $599.6 million in revenues. About 70% of these revenues were generated by softwood (mainly spruce-fir-jack pine), with hardwood contributing the remaining 30%.

Harvest activities on Crown land generated $103.3 million in Crown royalties for the fiscal year ended March 31, 2023. This represents an 38% increase over the previous fiscal year due to higher timber royalty rates implemented on September 1st, 2022. The Province received $97.9 million of these royalties from the licensee and sub-licensee harvest activities and $5.4 million were forwarded to New Brunswick First Nation Communities in accordance with First Nation Commercial Harvesting Agreements.

14

Exhibit “99.10” Current Province of New Brunswick Description

The following table sets forth the most recently published estimates of forest production in New Brunswick for the years 2016 through 2020.

Forest Production

	Year Ended December 31,

	2016	2017	2018	2019	2020
	(In thousands of cubic metres)
Logs and bolts	5,302	5,303	5,310	5,300	5,300
Pulpwood	4,007	4,008	4,014	4,005	4,005
Other (industrial roundwood)	0	0	2	0	0
Fuelwood	36	36	36	36	36
Total	9,345	9,347	9,363	9,341	9,341

Source: National Forestry Database

Note: Totals may not add up due to rounding.

Agriculture

Total farm cash receipts in the Province were $1.1 billion in 2022, up 18.6% from the previous year. The result was influenced by a 24.4% expansion in the value of total crop receipts. Total livestock and livestock products receipts were up 10.0%.

The 2021 Census of Agriculture counted 1,851 farms in New Brunswick, down from 2,255 farms (or a 17.9% decline) in the 2016 Census. There were 2,475 farm operators in 2021, a 17.6% decline from 2016, and their average age increased from 55.6 years to 57.0 years over the five-year period. Total farm area in New Brunswick declined 18.0% since 2016 to 685,378 acres in 2021. The average area per farm was 370 acres in 2021, the same average as in 2016.

New Brunswick’s total area of land in tame hay decreased 11.2% from 2016 to 142,738 acres in 2021. Conversely, total acreage in potatoes increased 13.0% from 2016 to 52,259 acres in 2021. The Province continued to rank second in Canada for the total number of maple taps with 3.5 million taps in 2021, up 54.2% from 2.3 million taps in 2016. Tame hay farms accounted for 36.6% of all crop farms in New Brunswick in 2021.

Total cattle measured by number of animals dropped 16.2% in the Province from 2016 to 2021. Total dairy cows decreased by 7.9% from 18,031 animals in 2016 to 16,599 in 2021, and beef cows went from 13,610 animals in 2016 to 11,017 in 2021, a 19.1% drop. Over the same period total pigs increased 16.3%, from 30,715 to 35,717 animals.

Fishing

New Brunswick is one of the country’s largest exporters of fish and seafood products with approximately $1.6 billion in exports sales in 2022, which is down 14.5% from the previous year. Within those products, top exports in 2022 were lobster - valued at $975.2 million, crab valued at $350.4 million, and salmon valued at $313.1 million. The largest market for the province’s seafood exports continues to be the United States, with sales of $1.2 billion to that country in 2022, or 75.2% of total foreign purchases.

15

Exhibit “99.10” Current Province of New Brunswick Description

Secondary Industries

Manufacturing

Reported sales of New Brunswick manufacturers went from $20.9 billion in 2021 to $26.8 billion in 2022, a 28.6% increase. On the national level, manufacturing sales registered an increase of 18.1% in 2022.

Provincial sales of non-durable goods, which represent 83.9% of total manufacturing sales, expanded by 35.1%, while durable goods increased 2.7% in 2022. New Brunswick’s wood product manufacturing clocked in at $2.4 billion, the second-best performance in the available data, down 7.4% from the record-breaking $2.6 billion registered the year before.

The manufacturing sector had 27,700 employees in 2022, a decrease of 7.0% compared to 2021. Average weekly earnings for the sector grew 2.7% to $1,092.09 in 2022. The sector amounted to 11.9% of provincial GDP that same year.

The table below sets forth the leading industrial groups in New Brunswick’s manufacturing sector, according to the gross selling value of factory sales, for the years 2018 through 2022.

Gross Selling Value of Factory Sales

	Year Ended December 31,
						CAGR[1]
	2018	2019	2020	2021	2022	2018-2022
Industry	(In millions of dollars)
Non-durable product manufacturing	15,112.6	15,123.7	12,007.2	16,652.7	22,502.4	1.7%
Durable product manufacturing	3,377.8	3,289.1	3,163.5	4,207.1	4,321.3	7.3%
Total	18,490.4	18,412.8	15,170.7	20,859.8	26,823.7	2.7%

1Compound annual growth rate

Source: Statistics Canada

Service Industries

Trade

Retail trade in New Brunswick climbed to $16.5 billion in 2022, an increase of 7.8%, while nationally retail trade saw a 8.3% expansion. Sales were down, in dollar terms, for building material and garden equipment and supplies dealers (-7.6%) and for health and personal care retailers (-3.4%). All other subsectors reported gains, notably gasoline stations and fuel vendors (+26.2%) and general merchandise retailers (+10.9%) Retail trade represents 6.1% of provincial real GDP and in 2022 employed 49,500 people.

Wholesale trade sales grew by 6.0% on a year-over-year basis, following a surge of 23.3% in 2021. Gains were recorded across all but one of the subsectors with available data, gains were more pronounced for motor vehicle and motor vehicle parts and accessories merchant wholesalers (+14.8%), and building material and supplies merchant wholesalers (+13.8%). The wholesale trade industry accounts for 3.5% of provincial real GDP and employed 9,300 people.

Provincial employment across both trade industries when combined increased by 1.7% (+1,000 jobs) in 2022. Average weekly earnings in the retail trade industries increased by 8.8%, while the wholesale trade industries saw an increase of 8.7%.

16

Exhibit “99.10” Current Province of New Brunswick Description

Transportation and Warehousing

Employment across the transportation and warehousing industry decreased by 1,100 jobs (-5.7%) in 2022 compared to the previous year. Average weekly earnings in this sector increased by 3.3%. This sector accounts for 4.9% of provincial real GDP.

Port Saint John reported its overall cargo tonnage for 2022 at 27.5 million metric tonnes, representing a 14.4% decrease over the previous year figure. Dry bulk exports dropped by 404,263 metric tonnes in 2022 (-21.2%), driven mainly by a decrease in potash exports to 1.3 million metric tonnes (down from 1.6 metric tonnes in 2021) – a decrease of 23.4%. Liquid bulk saw a contraction of 5.5% in 2022. Port Saint John resumed receiving cruise visits in 2022 after a two-year pause due to the pandemic. The guest count reached 147,890, showing a 24.6% decrease from the 2019 figures.

Finance, Insurance and Real Estate

Employment across the finance, insurance, real estate and leasing industry decreased to 18,600 jobs in 2022 compared to 19,200 in 2021. Output from this industry increased by 1.6% in 2022 and now accounts for 18.3% of total provincial real GDP.

Tourism

Employment in the accommodation and food services industry dropped by 2.9% (-600 jobs) to 20,100 in 2022. Average weekly earnings in the industry grew by 2.6%. The number of rooms sold by accommodations in 2022 continued recovering, increasing by 52.0% to 1,742,086, with the occupancy rate up from 37% in 2021 to 54% in 2022.

Room sales to international travelers increased to 110,930 in 2022, up from 50,723, an expansion of 118.7%. 837,402 rooms were sold to New Brunswick residents, which accounted for a 24.4% increase over the 673,122 sold the year before.

17

Exhibit “99.10” Current Province of New Brunswick Description

Foreign Trade

Trade

	Year Ended December 31,

	2018	2019	2020	2021	2022
	(In millions of dollars unless otherwise indicated)
Exports of Goods and Services	26,002	26,556	22,118	28,848	33,216
Exports to other countries	13,849	14,297	10,989	15,116	18,341
Exports of goods to other countries	12,484	12,769	9,709	13,685	16,731
Exports of services to other countries	1,365	1,528	1,280	1,431	1,610
Exports to other provinces	12,153	12,259	11,129	13,732	14,875
Exports of goods to other provinces	7,116	7,421	6,831	9,064	9,664
Exports of services to other provinces	5,037	4,838	4,298	4,668	5,211
Ratio of Exports to Nominal GDP	70.0%	69.8%	59.2%	69.6%	74.6%

Imports of Goods and Services	32,462	32,854	28,771	34,544	42,259
Imports from other countries	19,938	20,260	16,354	20,546	26,521
Imports of goods from other countries	18,324	18,560	14,868	19,033	24,591
Imports of services from other countries	1,614	1,700	1,486	1,513	1,930
Imports from other provinces	12,524	12,594	12,417	13,998	15,738
Imports of goods from other provinces	4,853	4,813	4,862	5,539	6,285
Imports of services from other provinces	7,671	7,781	7,555	8,459	9,453
Ratio of Imports to Nominal GDP	87.4%	86.3%	77.0%	83.4%	95.0%

Trade Balance	(6,460)	(6,298)	(6,653)	(5,696)	(9,043)

Gross Domestic Product at Market Prices	37,158	38,057	37,354	41,430	44,501

Totals may not add up due to the adoption of the chain Fisher deflation methodology

Source:  Statistics Canada

On an economic accounts basis, the overall value of New Brunswick’s total export of goods and services was estimated at $33,216 million in 2022 (in nominal terms), up 15.1% from 2021. International exports as a percentage of nominal GDP was 41.2% in 2022, up from 36.5% in 2021. Nationally, foreign bound exports accounted for approximately 33.8% of Canadian nominal GDP in 2022.

Foreign Exports of Commodities

The United States market still accounts for the bulk of the province’s export sales. In 2022, the United States purchased 92.4% of the province’s foreign commodity exports, compared to 92.3% in 2021. Basic and industrial chemical, plastic and rubber products reported a decrease in its share of total foreign commodity exports to 31.3% in 2022, down one percentage point from 2021. Energy products accounted for 30.5% of all commodity exports in 2022, up from 22.8% in the previous year. Furthermore, 19.7% of export earnings were due to forestry products and building and packaging materials in 2022, representing a decrease of 2.2 percentage points from 2021.

18

Exhibit “99.10” Current Province of New Brunswick Description

The table below shows foreign exports of commodities from New Brunswick for the years 2018 through 2022. The largest component, basic and industrial chemical, plastic and rubber products, increased at a compound annual rate of 12.6% over that period. Exports of energy products increased at a compound annual rate of 14.7%, while forestry products and building and packaging materials rose by 10.0%.

Foreign Exports of Commodities

	Year Ended December 31,
						CAGR[1] (%)
	2018	2019	2020	2021	2022	2018-2022
	(In millions of dollars)
Farm, fish and intermediate food products	684.2	651.1	547.0	740.1	797.7	3.9%
Energy products	3,316.2	2,930.4	2,403.0	3,355.9	5,733.5	14.7%
Metal ores and non-metallic minerals	54.6	55.4	126.5	39.0	19.9	(22.3)%
Metal and non-metallic mineral products	379.3	323.7	170.9	106.1	184.0	(16.5)%
Basic and industrial chemical, plastic and rubber products	3,659.6	4,235.3	2,844.0	4,758.9	5,876.2	12.6%
Forestry products and building and packaging materials	2,527.6	2,480.8	2,379.8	3,232.3	3,700.7	10.0%
Industrial machinery, equipment and parts	141.8	168.3	136.8	158.5	218.3	11.4%
Electronic and electrical equipment and parts	66.4	74.3	70.7	79.9	93.2	8.8%
Motor vehicles and parts	57.7	56.9	43.0	52.9	53.6	(1.8)%
Aircraft and other transportation equipment and parts	24.7	135.5	33.3	26.1	60.8	25.3%
Consumer goods	1,634.7	1,908.4	1,488.5	2,138.1	1,996.5	5.1%
Special transactions trade	67.8	69.7	63.4	61.8	67.4	(0.1)%
Total	12,614.5	13,089.8	10,307.0	14,749.6	18,802.0	10.5%

1Compound annual growth rate

Totals may not add up due to rounding.

Source: Statistics Canada

19

Exhibit “99.10” Current Province of New Brunswick Description

Foreign Imports of Commodities

                The table below shows foreign imports of commodities to New Brunswick for the years 2018 to 2022. The largest component, energy products, increased by 51.3% from 2021 to 2022.

Foreign Imports of Commodities

	Year Ended December 31,
						CAGR[1] (%)
	2018	2019	2020	2021	2022	2018-2022
	(In millions of dollars)
Farm, fish and intermediate food products	608.9	631.7	478.6	775.2	543.5	(2.8)%
Energy products	8,911.1	8,304.9	5,855.0	9,344.9	14,140.8	12.2%
Metal ores and non-metallic minerals	329.0	210.9	29.5	22.2	29.9	(45.1)%
Metal and non-metallic mineral products	219.0	197.2	178.6	219.4	280.2	6.4%
Basic and industrial chemical, plastic and rubber products	652.6	744.9	446.7	629.6	630.1	(0.9)%
Forestry products and building and packaging materials	401.1	379.8	368.1	430.9	528.2	7.1%
Industrial machinery, equipment and parts	581.8	542.5	486.3	478.6	647.7	2.7%
Electronic and electrical equipment and parts	186.1	203.4	189.2	173.5	242.6	6.9%
Motor vehicles and parts	447.3	428.7	385.1	454.8	384.3	(3.7)%
Aircraft and other transportation equipment and parts	123.1	108.5	49.8	96.9	74.9	(11.7)%
Consumer goods	579.5	607.7	598.0	692.0	652.7	3.0%
Special transactions trade	31.9	28.6	29.4	33.2	27.4	(3.7)%
Total	13,071.4	12,388.8	9,094.2	13,351.1	18,182.3	8.6%

1Compound annual growth rate

Totals may not add up due to rounding.

Source: Statistics Canada

New Investment

Preliminary estimates from Statistics Canada suggest that capital investment in New Brunswick increased to $4.3 billion in 2022, up from $4.0 billion the year before (+9.9%). Investment in the public sector increased by 10.4%, while the private sector was up 9.6%.

Gains in investment were observed in 8 out of 14 sectors with available data, with the largest hikes occurring in utilities (+$213.6 million); and manufacturing (+$71.5 million). The largest drops were recorded in real estate and rental and leasing (-$16.9 million); and retail trade (-$12.1 million).

Spending on machinery and equipment investment (in nominal dollar terms) was up by 2.9% while there was an increase of 16.3% in construction expenditures.

Residential investment increased by 17.0% in 2022, following a 34.8% expansion in the previous year. Housing starts had another good year, growing 22.2% to reach 4,680 total units in 2022. Multiple-unit starts registered a gain of 31.3% while single-detached unit starts expanded by 5.3% in 2022. Activity was up in the three main urban centers, led by Fredericton (+52.8%), followed by Moncton (+16.2%) and Saint John (+10.7%).

Non-residential building construction investment increased by 5.8% in 2022. Increases in commercial (+13.9%) and in institutional and governmental construction (+10.7%) were offset by a decrease of 17.0% in industrial construction.

The construction industry saw its largest year-over-year increase in employment since 1976, the earliest year for which comparable data is available, with the addition of 5,800 jobs, bringing the total number of positions to 29,200. The industry now accounts for 7.1% of total provincial GDP.

20

Exhibit “99.10” Current Province of New Brunswick Description

REVENUE AND EXPENDITURE OF THE PROVINCE

General Information

Under the Constitution Act, 1867 and the Constitution Act, 1982 provincial legislatures are given certain exclusive powers, including the power to impose direct taxation within the provinces to raise revenue for provincial purposes and the power to borrow money on the sole credit of the provinces.

The Financial Administration Act governs the receipt of public money, the disbursement of public funds, the control of expenditures, and the keeping and auditing of public accounts of the Province. All public monies are to be deposited to the credit of the Province and constitute the Consolidated Fund of the Province. Monies necessary for the carrying out of the operations of the provincial government for each fiscal year are voted by the Legislative Assembly, with the exception of those expenditures for which provision has already been made through existing legislative authority. In addition, under the authority of the Financial Administration Act, should the occasion arise when the Legislative Assembly is not in session, the Lieutenant-Governor in Council may order the issue of a special warrant authorizing payment out of the Consolidated Fund for an expenditure required urgently for the public good which was not provided for by the Legislative Assembly. Amounts appropriated under special warrant must be approved at the next session of the Legislative Assembly.

In accordance with the Financial Administration Act and certain other Acts, funds received for a special purpose are to be disbursed for that purpose. Unlike other budgetary accounts, any unspent balance of these funds may be spent in subsequent fiscal years without appropriation by the Legislative Assembly. At March 31, 2023, the balance of unspent special purpose funds was $174.0 million.

Funds may also be considered as Special Operating Agency Funds. Revenue may be generated by the Agencies or from transfers from other budgetary accounts. Any unspent balance of these funds may, with permission from the Treasury Board as per the Financial Administration Act, be carried forward to subsequent fiscal years. At March 31, 2023, the balance of unspent special operating funds approved for carry-over was $92.8 million. All transactions between the Special Operating Agencies and provincial departments are eliminated from the Province's combined statement of revenue and expenditure.

Volume 1 of the public accounts contains the consolidated financial statements of the Province which are subject to audit by the Auditor General. The Auditor General is an official responsible under the provisions of the Auditor General Act for the examination of the accounts of the Province and for reporting thereon annually to the Legislative Assembly. The consolidated financial statements include certain organizations that are accountable to the Legislative Assembly and are included in the Provincial Reporting Entity as described in Note 1(b) and (c) to the consolidated financial statements. The methods by which the various organizations are included in the Province's consolidated financial statements are also outlined in Schedule 26.

Each fiscal year, the Minister of Finance and Treasury Board delivers a budget and the Estimates of Revenue and Expenditure (the "Budget Estimates") to the Legislative Assembly. The Minister of Finance and Treasury Board reports on the status of the budget plan during the year. The Budget Estimates include the revenue and expenditures of some provincially-created Boards, Commissions and Crown corporations, or the net profits of such entities, or the provincial contribution towards the operations of such entities, as well as funds advanced through such entities to various individuals and enterprises in the form of repayable loans and investments.

21

Exhibit “99.10” Current Province of New Brunswick Description

The following table sets forth information regarding the surplus (deficit) for the four fiscal years ended March 31, 2023, and the Budget Estimates for the fiscal year ending March 31, 2024.

Comparative Statement of Surplus (Deficit)

	Year Ending March 31
					Budget
					Estimates
BUDGETARY ACCOUNTS	2020	2021	2022	2023	2024
	(In thousands of dollars)
Ordinary Account
Revenues	9,450,104	9,918,810	10,901,385	11,953,120	11,633,773
Expenditures	9,030,693	9,197,594	9,761,187	10,567,035	11,011,027
Deficit	419,411	721,216	1,140,198	1,386,085	622,746
Capital Account
Revenues	23,291	32,638	47,287	49,494	42,739
Expenditures	549,390	555,316	632,814	774,350	1,017,041
Deficit	(526,099)	(522,678)	(585,527)	(724,856)	(974,302)
Special Purpose Account
Revenues	103,034	83,558	146,113	146,411	135,810
Expenditures	96,288	71,298	114,876	142,430	152,927
Surplus (Deficit)	6,746	12,260	31,237	3,981	(17,117)
Special Operating Agency Account
Revenues	226,838	163,223	265,762	252,794	342,577
Expenditures	216,196	148,388	234,502	251,813	374,172
Surplus	10,642	14,835	31,260	981	(31,595)

Sinking Fund Earnings	204,712	203,085	208,497	216,772	217,000
Accounting Adjustments
Revenue	(182,814)	(45,982)	151,058	(662,285)	(179,328)
Expenditure	(103,241)	(86,374)	(111,628)	(138,599)	(179,328)

Consolidated and Operating Revenue	9,825,165	10,355,332	11,720,102	11,956,306	12,192,571

Consolidated Expenditures	9,789,326	9,886,222	10,631,751	11,597,029	12,375,839
Add: Amortization Expense	516,524	522,716	547,058	567,190	624,075
Less: Gross Investment in Tangible Capital Assets	(465,256)	(501,210)	(561,448)	(716,335)	(847,642)
Other Accounting Adjustments	(56,017)	47,353	333,434	(504,145)	---
Operating Expense	9,784,577	9,955,081	10,950,795	10,943,739	12,152,272
Contingency Reserve
Surplus (Deficit)	40,588	400,251	769,307	1,012,567	40,299

Decrease (increase) in Net Debt from Operations	35,839	469,110	1,088,351	359,277	(183,268)

Changes in Cash Flow

The following table sets forth the changes in cash flow of the Province for the four fiscal years ended March 31, 2023 and the Budget Estimates for the fiscal year ending March 31, 2024.

22

Exhibit “99.10” Current Province of New Brunswick Description

Changes in Cash Flow
					Budget
					Estimates[1]
	2020	2021	2022	2023	2024
	(In millions of dollars)
Operating Transactions
Surplus (Deficit)	40.6	400.2	769.3	1,012.6	40.3
Non-Cash Items
Amortization of Premiums, Discounts and Issue Expenses	5.9	(0.1)	(6.6)	(6.4)	-
Foreign Exchange Expense	(7.2)	(4.9)	(2.5)	(0.5)	-
Increase in Provision for Losses	34.0	27.9	3.1	(4.2)	-
Sinking Fund Earnings	(204.7)	(203.1)	(208.5)	(216.8)	(217.0)
Amortization of Tangible Capital Assets	516.5	522.7	547.1	567.2	624.1
Loss on Disposals and Impairments of Tangible Capital Assets	20.9	46.4	6.3	19.1	-
Gain on Restructuring	(23.2)	---	---	---	-
Actual Losses Due to Foreign Exchange	4.1	2.9	0.6	0.4	-
Increase in Net Pension Liability	20.7	35.1	4.2	(43.1)	-
(Decrease) increase in Deferred Revenue	(1.6)	22.2	56.9	(96.1)	-
Increase in Working Capital	(98.5)	32.0	(13.9)	219.5	-
Net Cash From Operating Activities	307.5	881.3	1,156.0	1,451.7	447.4

Investing Transactions
Decrease (increase) in Investments, Loans and Advances	56.7	(46.6)	(396.8)	407.8	(92.9)
Non-Cash Adjustment in Investing Activities	(66.8)	37.1	329.0	(341.4)	-
Net Cash Used n Investing Activities	(10.1)	(9.5)	(67.8)	66.4	(92.9)

Capital Transactions
Purchase of Capital Assets	(465.3)	(501.2)	(561.4)	(716.3)	(847.6)

Financing Transactions
Net Proceeds from Issuance of Funded Debt	1,319.4	1,361.2	806.7	1,106.5	-
Received from Sinking Fund for Redemption of Debentures and Payment of Exchange	---	48.9	---	97.8	-
Increase (decrease) in Obligations Under Capital Leases	(44.7)	(48.6)	(47.3)	(63.2)	-
Sinking Fund Installments	(176.2)	(190.5)	(177.3)	(167.6)	-
Short term borrowing	(408.5)	(147.9)	(200.6)	412.1	-
Funded Debt Matured	(858.3)	(1,337.9)	(706.8)	(1,640.9)
Net Cash (Used in) From Financing Activities	(168.3)	(314.8)	(325.3)	(255.3)	---

Increase (decrease) in Cash Position during Year	(336.2)	55.8	201.5	546.5	(493.1)
Cash Position – Beginning of Year	3,309.7	2,973.5	3,029.3	3,230.8	3,777.3
Cash Position – End of Year	2,973.5	3,029.3	3,230.8	3,777.3	3,284.2

Cash Represented by
Cash and Short term Investments	2,973.5	3,029.3	3,230.8	3,777.3	3,284.2

1 The Budget Estimates do not include estimates of total borrowing requirements of the Province.  For information with respect to financial requirements of the Province and with respect to maturing debt of the Province, see “Financing-Financial Requirements” and “Financing-Funded Debt Maturity Schedule”, respectively.

(-) Denotes no estimate provided.

23

Exhibit “99.10” Current Province of New Brunswick Description

2022-2023 Public Accounts

For the fiscal year ended March 31, 2023, there was a surplus of $1,012.6 million. This represents an improvement of $977.4 million from the budgeted surplus of $35.2 million. Operating revenues were $12,452.0 million, $1,106.0 million higher than the budgeted amount of $11,346.0 million. Revenues were up mainly due to higher than budgeted taxation revenue, mostly attributable to Corporate Income Tax, Personal Income Tax and Harmonized Sales Tax sources. Operating expenses were $11,439.4 million, $128.6 million higher than the budgeted amount of $11,310.8 million. Expenses were up mainly due to higher than budgeted expenses in the Health sector. Net debt decreased by $359.2 million for the year compared to the budgeted increase of $15.5 million.

Major Sources of Ordinary Account Revenue for 2023-2024

The major sources of ordinary account revenue for the Province are payments from the federal government, income taxes and consumption taxes. For the fiscal year ending March 31, 2024, the Province’s revenue is budgeted at $11,633.8 million, projecting a decrease of 2.7% from the fiscal year ended March 31, 2023. Overall, this represents a projected decrease of $319.3 million in revenue. The principal factors that have decreased revenue are Corporate Income Taxes ($319.1 million), Consumption Taxes ($182.5 million), Miscellaneous revenues ($147.2 million), and Personal Income Taxes ($144.0 million), and is partially offset by increased Federal Government Payments ($509.4 million).

The following table shows the percentage sources of ordinary account revenue beginning with fiscal year ended March 31, 2020, through to the Budget Estimates for the fiscal year ending March 31, 2024.

Ordinary Account Revenue Sources
	Year Ending March 31,
					Budget Estimates	CAGR[1]
	2020	2021	2022	2023	2024	2020-2024
	(%)
Taxes
Personal Income	20.0	18.5	17.8	20.1	19.4	4.6
Corporate Income	3.8	3.8	5.0	8.2	5.7	16.7
Consumption	20.2	19.2	20.9	19.9	18.9	3.7
Property	6.0	6.0	5.7	4.9	4.4	(2.4)
Miscellaneous	0.9	1.0	0.9	0.9	0.9	5.0
Total Taxes	50.9	48.5	50.4	54.1	49.4	4.6

Other Revenue
Licenses, Permits and Fees	6.6	6.1	6.0	5.8	6.0	2.7
Federal Government Payments	36.9	40.5	36.8	34.2	39.6	7.2
Government Business Enterprises	2.9	3.3	4.0	2.8	3.2	7.8
Miscellaneous	2.7	1.6	2.8	3.0	1.8	(4.5)
Total Revenue	100.0	100.0	100.0	100.0	100.0
Total Ordinary Account Revenue (millions of dollars)	9,450.1	9,918.8	10,901.4	11,953.1	11,633.8	5.3

24

Exhibit “99.10” Current Province of New Brunswick Description

Personal and Corporate Income Taxes

Personal Income Taxes

New Brunswick’s provincial personal and corporate income taxes are collected and administered by the federal government under a federal-provincial tax collection agreement.

Effective for the 2022 taxation year, the basic personal amount was increased from $10,817 to $11,720 and the Low-Income Tax Reduction threshold was increased from $18,268 to $19,177.

The table below shows the New Brunswick provincial personal income tax rates from 2020 through 2022.

2020	2021	2022

9.68%	9.40%	9.40%
on first $43,401	on first $43,835	on first $44,887

14.82% on	14.82% on	14.82% on
$43,401 to $86,803	$43,835 to $87,671	$44,887 to $89,775

16.52% on	16.52% on	16.52% on
$86,803 to $141,122	$87,671 to $142,534	$89,775 to $145,955

17.84% on	17.84% on	17.84% on
$141,122 to $160,776	$142,534 to $162,383	$145,955 to $166,280

20.3% over $160,776	20.3% over $162,383	20.3% over $166,280

Tax brackets and most provincial income tax credit amounts are indexed annually by national CPI.

Corporate Income Taxes

The corporate income tax (“CIT”) is calculated as a percentage of corporate taxable income as defined for federal tax purposes. The current general corporate income tax rate is 14 per cent.

New Brunswick’s small business CIT rate is 2.5 per cent and applies to the first $500,000 of active business income of small Canadian-controlled private corporations. The benefit of this rate is reduced for businesses with taxable capital of more than $10 million and does not apply to those with taxable capital in excess of $50 million. For tax years starting after April 6, 2022, the Government of Canada has extended the range over which the business limit is reduced based on the taxable capital employed in Canada. The new range is $10 million to $50 million in taxable capital; it was previously $10 million to $15 million.

Capital Taxes

New Brunswick does not apply a capital tax on businesses except for deposit accepting financial institutions. For banks, loan companies and trust companies, New Brunswick applies a capital tax on paid-up capital in excess of $10 million. The Province administers the capital tax on financial institutions. The Financial Corporations Capital Tax is deductible for federal and provincial corporate income tax purposes.

25

Exhibit “99.10” Current Province of New Brunswick Description

The Financial Corporation Capital Tax (“FCCT”) rate for banks is 5%. The rate for other types of deposit accepting financial institutions is 4%.

Harmonized Sales Tax

Effective April 1, 1997, New Brunswick eliminated its provincial retail sales tax and adopted a harmonized sales tax (“HST”). The HST is a value-added tax composed of the federal goods and services tax (“GST”) and a provincial component. The federal government administers the HST. The tax adopts the federal GST base and therefore applies to all goods and services subject to tax under the federal Excise Tax Act.

The current provincial portion of the HST rate in New Brunswick is 10%. The current joint federal-provincial HST rate in New Brunswick is 15%.

New Brunswick provides an HST credit to help protect low-to-middle income New Brunswickers. A refundable provincial HST credit is provided in the amount of $300 for individuals, $300 for spouse or equivalent, and $100 per child under the age of 19. Single parent families receive a $300 credit for their first child. The full HST credit is provided to New Brunswickers with a family income of less than $35,000 per year. The credit is reduced by two cents for every dollar of income above $35,000 per year. This means that individuals with income of less than $50,000 per year, or a family of two adults and two children with income of less than $75,000 per year could receive some benefit from the HST credit.

Under the HST, businesses receive full input tax credits for tax paid on business purchases. As with the federal GST, the HST provides the same tax-free status for certain goods offered under the GST (e.g., basic groceries). In addition, a number of rebates and credits are available. Books receive a point-of-sale rebate on the 10% provincial portion of the HST.

Gasoline and Motive Fuel Taxes

The current gasoline tax rate is 10.87 cents per litre and the motive fuel tax (diesel) rate is 15.45 cents per litre. The tax rates for other taxable fuels are as follows: 2.5 cents per litre on aviation fuel; 4.3 cents per litre on locomotive fuel; and, 6.7 cents per litre on propane.

Carbon Tax

Effective April 1, 2020, the New Brunswick carbon tax was implemented, replacing the federally-imposed carbon tax under the federal backstop. The made-in-New Brunswick approach applies to 20 separate fuels, and carbon tax rates are set in accordance with the federal schedule.

Beginning April 1, 2022, the province’s carbon tax increased from the equivalent of $40 per tonne to $50 per tonne. This represents an increase of 2.21 cents per litre on gasoline and 2.68 cents per litre on diesel.

Tobacco Tax

Tobacco taxes are an important tool that governments can use to help discourage smoking and pay for the additional costs smoking imposes on the health care system.

The tobacco tax is 25.52 cents per cigarette or gram of loose or fine cut tobacco.

The tax rate that is applied to cigars is 75% of the normal retail price.

Cannabis Duty Rate

The federal government legalized the sale of cannabis, dried cannabis, cannabis oils, plants and seeds, effective October 17, 2018.  On October 17, 2019, the sale of cannabis extracts, topicals and edibles was also legalized for sale beginning in December 2019.

26

Exhibit “99.10” Current Province of New Brunswick Description

In December 2017, FPT finance ministers agreed in principle to a coordinated cannabis duty, for an initial two-year period, which will be administered and collected by the federal government. In late-June 2018 New Brunswick signed its bilateral agreement - Coordinated Cannabis Taxation Agreement (“CCTA”).

The federal government imposes the “federal cannabis duty rates” at the higher of $1 per gram or 10% of a product price, through a federally administrated coordinated framework for dried cannabis, cannabis plants and seeds. Cannabis edibles, extracts and topicals are taxed at a flat rate of $0.01/milligram of THC (no tax is applied to CBD only products in these categories)

This tax room is shared on the following basis: 75% to provincial and territorial governments; 25% to the federal government.

The Cannabis Taxation Policy Committee (“CTPC”) will continue to acquire and exchange data going forward and continue to monitor issues, with a view to identify conclusive market trends and provide meaningful policy recommendations on the coordinated cannabis taxation regime.

Property Taxes

The 2022-2023 Budget announced that provincial property tax rate reductions will be phased in over a three-year period, beginning with the 2022 property taxation year. These reductions will result in a 50% provincial property tax rate reduction for non-owner-occupied residential properties and a 15% provincial property tax rate reduction for both other residential properties and non-residential properties.

Effective for the 2022 taxation year, New Brunswick levied a provincial real property tax of $0.9361 per $100 of assessment on property classified as non-owner-occupied residential property, including apartments and residential rental housing. The provincial tax rate on property classified as other residential was set at $1.1564 per $100 of assessment. A provincial property tax rate of $0.4115 per $100 assessment is imposed on all owner-occupied residential property not within a municipality or in a former Local Service District (“LSD”) now located in a rural community. Non-residential property was subject to a provincial rate of $2.0760 per $100 of assessment. In addition to the residential and non-residential property tax rates, the Province applies a cost of assessment levy of 1.94 cents per $100 of assessment.

Legislation received Royal Assent in Fall 2022 to accelerate the phase-in, with the provincial property tax rate reductions to be fully implemented for the 2023 taxation year.

For the 2022 and 2023 property taxation years, a new property tax relief program for owners of eligible residential rental properties (four units or more) and non-residential properties will be available. For eligible properties, the value of the annual relief will be equal to the provincial and local property taxes on the annual assessment increase exceeding 10%.

Municipal/local taxes are imposed to defray the cost of providing local services that are not provided by the Province. In the case of incorporated municipalities, municipal taxes are collected by the Province and are remitted back to the municipality. In unincorporated areas, the local tax is collected and retained by the Province, as the Province provides and pays for the provision of local services. On behalf of the Residential Tenancies Tribunal under the Residential Tenancies Act, a fee of 4.86 cents per $100 of assessment is also imposed on residential property that is not owner-occupied and is not exempt under the Assessment Act.

The real property transfer tax is a one-time payment on the purchase of a property when the deed is registered. The real property transfer tax rate is 1% and applies to the greater of the sale price or assessed value of the property.

Federal-Provincial Fiscal Arrangements

Fiscal Equalization Payments

 New Brunswick is one of six provinces to receive fiscal equalization payments from the federal government.  The Equalization Program assists provinces in providing reasonably comparable levels of public services at reasonably comparable levels of taxation.  New Brunswick's equalization payment for the fiscal year ended March 31, 2022 was $2,274.4 million and for the fiscal year ended March 31, 2023 was $2,360.0 million. Fiscal equalization payments accounted for 20.9% of total ordinary revenue for the fiscal year ended March 31, 2022 and 19.7% of the total ordinary revenue for the fiscal year ended March 31, 2023.

27

Exhibit “99.10” Current Province of New Brunswick Description

Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”)

In 2022-2023 the federal government provided annual funding through the CHT and CST in support of health care, post-secondary education, social assistance and services, early childhood development, and early learning and child care to provinces and territories. For the fiscal year ended March 31, 2022, major health and social transfers totaled $1,291.8 million which accounted for 11.8% of total ordinary revenue. For the fiscal year ended March 31, 2023, major health and social transfers totaled $1,316.4 million which accounted for 11.0% of total ordinary revenue. The legislated growth of the total CHT cash envelope grew at 6% annually through 2016-2017. Beginning 2017-2018, the total CHT cash envelope will grow in line with a three -year moving average of nominal GDP, with a 3% floor. The legislated growth of the total CST cash envelope will continue to grow at 3%.

Fiscal Stabilization Program

Under the Fiscal Stabilization Program, the federal government may make unconditional payments to a Province when total revenues of that Province, as per the federal definition, fall short of the previous year’s total due to a downturn in economic activity.

Major Ordinary Account Expenditure

For the fiscal year ended March 31, 2023 the Province's ordinary expenditure was $10,567.0 million, 8% higher than the ordinary expenditure for the fiscal year ended March 31, 2022. The net increase of $805.8 million was due in large part to increased expenditures in Health, Education and Training, Social Development, Resources and Central Government. These increases were partially offset by decreased expenditures in Service of the Public Debt. The total budget for ordinary account expenditures for the year ending March 31, 2024 is $ 11,011.0 million.

Ordinary Account Expenditure
	Year Ending March 31,
					Budget
					Estimates
	2020	2021	2022	2023	2024
	(In millions of dollars)
Central Government	781.0	839.5	778.2	870.3	1,083.6
Economic Development	181.7	153.5	175.2	191.3	201.5
Education and Training	1,997.8	1,991.8	2,139.1	2,340.5	2,457.5
Labour and Employment	175.7	143.4	154.6	188.3	133.2
Social Development	1,358.3	1,367.5	1,459.5	1,598.8	1,715.0
Health	3,086.2	3,189.2	3,512.6	3,813.1	3,810.5
Protection Services	311.1	340.9	336.0	342.4	375.2
Resources	165.6	187.4	199.8	266.6	228.3
Service of the Public Debt	642.6	646.7	634.5	563.6	627.0
Transportation and Infrastructure	330.7	337.7	371.7	392.1	379.2
	9,030.7	9,197.6	9,761.2	10,567.0	11,011.0

Economic Development

Budgeted Economic Development expenditure of $201.5 million represents 1.8% of the total budgeted expenditure for the fiscal year ending March 31, 2024 and is made up of the Department of Tourism, Heritage and Culture ($75.1 million), Opportunities New Brunswick ($57.1 million), the Regional Development Corporation ($50.8 million), and Consolidated Entities ($18.5 million).

28

Exhibit “99.10” Current Province of New Brunswick Description

Education and Training

The Province budgeted $2,457.5 million (22.3% of total budgeted expenditure) for the fiscal year ending March 31, 2024 for Education and Training expenditures. This is made up of estimated operating expenditures of elementary and secondary schools totaling $1,720.6 million, budgeted operating grants to universities estimated at $301.6 million, estimated grants to the New Brunswick Community Colleges of $105.2 million and other post-secondary budgeted expenses of $129.7 million, General Government expenditures estimated at $122.4 million, and expenditures of Consolidated Entities estimated at $78.0 million.

Labour and Employment

The Labour and Employment expenditure budget of $133.2 million represents 1.2% of the total budgeted expenditures for the fiscal year ending March 31, 2024. This is made up of estimated operating expenditures related to labour and employment of the Department of Post-Secondary Education, Training and Labour ($132.5 million) and Consolidated Entities ($0.7 million).

Social Development

The total budgeted expenditures in this area for the March 31, 2024 fiscal year are $1,715.0 million (15.6% of total budgeted expenditures). This is made up of programs with the Department of Social Development ($1,633.7 million), a portion of General Government ($4.0 million), and Consolidated Entities ($77.3 million). Programs included in the Department of Social Development are: an income security program, a child welfare and youth services program, funding for individuals in Nursing Homes and Special Care Homes and assistance for individuals and families in the acquisition and/or retention of suitable accommodations.

Health

The total budgeted expenditures in this area for the March 31, 2024 fiscal year are $3,810.5 million, 34.6% of total budgeted expenditure. The Province pays operating expenditures of approved public hospitals to cover the cost of supplying hospital services. The Province also operates a comprehensive medical services payment plan (Medicare), which covers the costs of eligible medical services incurred by registered residents. For the fiscal year ending March 31, 2024, expenditure on health services is estimated at $3,584.1 million for the Department of Health, $89.0 million for a portion of General Government, and $137.4 million for Consolidated Entities.

Protection Services

The Protection Services budgeted expenditure of $375.2 million represents 3.4% of total expenditure budgeted for the fiscal year ending March 31, 2024 and is made up of the Department of Justice and Public Safety ($366.7 million), a portion of General Government ($5.2 million), and Consolidated Entities ($3.3 million).

Resources

Budgeted expenditure for Resources is $228.3 million and represents 2.1% of the total budgeted expenditure for the fiscal year ending March 31, 2024 and is made up of the Department of Agriculture, Aquaculture and Fisheries ($48.9 million), a portion of the Department of Environment and Local Government ($14.7 million), the Department of Natural Resources and Energy Development ($122.7 million), a portion of General Government ($3.3 million), and Consolidated Entities ($38.7 million).

Transportation and Infrastructure

The Transportation and Infrastructure services budgeted expenditures of $379.2 million represents 3.4% of the total budgeted expenditure for the fiscal year ending March 31, 2024. The Province budgeted $378.9 million for the planning, design and maintenance of highways and public buildings, and the operation of ferry services and $0.3 million for a portion of General Government.

29

Exhibit “99.10” Current Province of New Brunswick Description

Central Government

The Central Government expenditure of $1,083.6 million estimated for the fiscal year ending March 31, 2024 represents 9.9% of total budgeted expenditure and is made up of expenditures of the Department of Finance and Treasury Board ($32.0 million), a portion of the Department of Environment and Local Government ($114.9 million), General Government ($822.3 million), other central agencies ($46.4 million), and Consolidated Entities ($68.0 million).

Service of the Public Debt

For the fiscal year ending March 31, 2024 the estimate of $627.0 million for servicing the debt of the Province including interest, foreign exchange, amortization, and other debt management expenditures represents 5.7% of the total budgeted expenditure.

Net Capital Expenditures

The following table shows the gross capital expenditure for the four fiscal years ended March 31, 2023 and the Budget Estimates for the fiscal year ending March 31, 2024. The table also shows the total amount of recoveries through cost-sharing agreements with the federal government.

Net Capital Expenditure

					Estimate
	2020	2021	2022	2023	2024
	(In thousands of dollars)
EXPENDITURES
Bridges	41,571	23,782	45,471	57,775	84,520
Economic and Regional Development	47,800	38,485	37,242	37,483	57,500
Highways	225,606	276,005	268,140	340,162	392,890
Hospitals	91,347	90,915	108,469	126,178	176,624
Maritime Provinces Higher Education
Commission – Capital Grants	2,000	1,999	2,286	2,000	2,200
Other Public Buildings	56,531	42,545	77,647	99,202	146,115
Permanent Parks	9,451	9,561	10,364	12,334	9,514
Schools	57,845	53,164	63,018	74,862	110,242
Vehicles	14,578	16,246	17,414	22,453	30,000
Other	2,661	2,614	2,763	1,901	7,436
	549,390	555,316	632,814	774,350	1,017,041
RECOVERIES
Recoveries from Canada - Highways	16,846	20,000	39,899	42,729	40,139
Other Recoveries	6,445	12,638	7,388	6,765	2,600
	23,291	32,638	47,287	49,494	42,739
Net Capital Expenditures	526,099	522,678	585,527	724,856	974,302

Special Operating Agencies

Revenue may be generated by the Special Operating Agencies or from transfers from other budgetary accounts. Expenditures are incurred by the agencies in delivering the programs they offer and may be of a capital or operating nature. For the fiscal year ending March 31, 2024, gross revenue is estimated at $342.6 million from the various agencies and expenditures are estimated at $374.2 million.

30

Exhibit “99.10” Current Province of New Brunswick Description

Loans and Advances

The Province has followed a policy of promoting economic development through the provision of financial assistance to industry. Such assistance has been channeled principally through Opportunities New Brunswick, the Regional Development Corporation, the Department of Social Development, the Department of Agriculture, Aquaculture and Fisheries, and Post-Secondary Education, Training and Labour and may take the form of repayable loans, guarantees of bank loans and bond issues and equity investments. Funds required for repayable loans and advances are appropriated annually by the Legislative Assembly and are included in the Province's annual borrowing requirements. Allowances for amounts for which collection is doubtful are reviewed annually and the net balances of loans and advances less allowances are reflected in the Province's accounts.

Economic Development

The Minister responsible for Opportunities New Brunswick is responsible for assistance provided under the Opportunities New Brunswick Act:

The Opportunities New Brunswick Act authorizes the Minister to provide financial assistance to aid and encourage the establishment or development of industry on such terms and conditions as are specified by the Lieutenant-Governor in Council. At March 31, 2023, loans and guarantees under the Opportunities New Brunswick Act amounted to approximately $167.8 million. The allowance for doubtful accounts on these loans and guarantees amounted to $87.1 million.

The Minister responsible for Regional Development Corporation is responsible for assistance provided under the Regional Development Corporation Act:

The Regional Development Corporation administers and manages agreements between the Province and the Government of Canada as assigned by the Lieutenant-Governor in Council. They provide assistance to the establishment and development of enterprises and institutions, the development of tourism and recreation facilities and assist municipalities and rural communities in planning and developing works or projects of benefit to the general public. At March 31, 2023, the total of loans outstanding was $13.9 million. The allowance for doubtful accounts on these loans totaled $3.5 million.

Agriculture, Aquaculture, and Fisheries

The Minister of Agriculture, Aquiculture and Fisheries is responsible for assistance provided under the Agricultural Development Act and the Fisheries and Aquaculture Development Act:

The Agricultural Development Act provides aid to farmers and farm-related businesses by way of loans, grants and loan guarantees to increase income and employment in rural areas of the Province. At March 31, 2023, loans and guarantees outstanding were $11.7 million. The allowance for doubtful accounts totaled $7.6 million.

The Fisheries and Aquaculture Development Act provides financial assistance mainly by way of direct loans to fishermen to purchase and operate fishing vessels and equipment. At March 31, 2023, loans and guarantees outstanding amounted to $15.2 million. The allowance for doubtful accounts totaled $8.3 million.

Social Development

The Department of Social Development carries out the provincial government's housing policies. Loans are issued pursuant to the New Brunswick Housing Act. At March 31, 2023, loans under the New Brunswick Housing Act totaled $33.8 million. The allowance for doubtful accounts on these loans totaled $9.5 million. In accordance with Canadian public sector accounting standards, loans that will be repaid through future provincial appropriations are expensed at the time of issue.

Post-Secondary Education, Training and Labour

The Department of Post-Secondary Education, Training and Labour administers the Student Loan Program which provides financial assistance to New Brunswick residents attending post-secondary institutions. At March 31, 2023, the total of student loans outstanding was $574.3 million. The allowance for doubtful accounts on these loans totaled $162.1 million.

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Exhibit “99.10” Current Province of New Brunswick Description

FINANCING

Financing Requirements

Net loans and advances, sinking fund installments and the difference between the cash contributions made to the pension funds and the amounts expensed according to the CPA Canada Handbook as well as several other relatively small items are not included in the budget since they are non-budgetary items. Borrowing requirements associated with the budget and the aforementioned items for the fiscal year ended March 31, 2023, were $1,900.0 million and for the fiscal year ending March 31, 2024, are estimated at approximately $1,692.0 million. These amounts include borrowing on behalf of NB Power in the amount of $500 million for the fiscal year ending March 31, 2024, and $700 million for the fiscal year ended March 31, 2023.

Non-Public Borrowing

The Province borrows from two non-public sources, the Canada Pension Plan (“CPP”) and the New Brunswick Immigrant Investor Fund (2009) Ltd (“NBIIF”).

The CPP is a compulsory national pension plan in which all provinces other than Quebec participate. Prior to 1998 funds were invested in non-marketable securities issued by participating provinces, provincially guaranteed Crown corporations and the federal government at a rate based on the federal government's long-term public market borrowing costs. Changes to CPP legislation in 1998 allowed for new funds flowing into the CPP to be invested in domestic and foreign equities and for provincial bonds previously issued to the CPP to be rolled over upon maturity on a one-time basis at a cost equal to the respective province’s market rate. At March 31, 2023, New Brunswick had outstanding borrowings from the CPP of $586.4 million.

The NBIIF was established as a Crown corporation under the Department of Business New Brunswick to manage NB’s share of funds from a federal immigrant program. The federal government program was established to attract immigrants to Canada. Under this program potential immigrants may make a financial investment of $800,000 as part of a requirement for attaining Canadian citizenship. The proceeds are divided and distributed among the participating provinces. A federal government condition of the program is that investors receive their principal back after five years. To ensure that this occurred, the NBIIF invested a portion of the money received from investors (collected by the federal government) in five year zero coupon government bonds. The Province of New Brunswick issued bonds directly to the NBIIF to the exact maturity date required. The first bonds were issued in February of 2011. The NBIIF bonds began maturing in September 2015. At March 31, 2023, New Brunswick had outstanding borrowings from NBIIF of $0.0 million.

Public Borrowing

At March 31, 2023, the Province had outstanding long-term borrowings for provincial purposes from non-CPP and NBIIF sources totaling $16,847.5 million through the issue and sale of debentures and notes, such securities being denominated in Canadian dollars, Swiss Franc, Euro and UNITED STATES dollars. Not included in this amount is $5,075.0 million borrowed on behalf of NB Power.

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Exhibit “99.10” Current Province of New Brunswick Description

Trend and Distribution of Borrowing

The trend and distribution of the amounts and sources of the Province's annual debt financing over the past five fiscal years is shown below.

Funded Debt

	Year Ended March 31,

	2019	2020	2021	2022	2023
	(In millions of dollars)

Canada Pension Plan Liabilities	834.3	787.4	734.4	659.6	586.4
New Brunswick Immigrant Investor Fund (2009) Ltd.	17.2	1	0	0	0
Provincial Purpose Public Debt	17,152.40	17,613.70	17,579.80	17,842.10	16,847.50
Advances to NB Power	4,624.00	4,794.70	4,700.80	4,600.00	5,075.00
Total	22,627.90	23,196.80	23,015.00	23,101.70	22,508.90

Growth of Funded Debt for Provincial Purposes

The following tables illustrate the rate of change of the Province's outstanding provincial purpose funded debt and certain ratios relating that growth to economic indicators. The following tables do not include $610 million borrowed during fiscal 2019, $600 million borrowed during fiscal 2020, $300 million borrowed during fiscal 2021, $300 million borrowed during fiscal 2022 and $700 million borrowed during fiscal 2023 on behalf of NB Power.

The Province is required by legislation to pay annually into a sinking fund the Canadian currency equivalent of not less than 1% of all provincial purpose funded debt. Sinking fund installments are invested in approved securities including direct and guaranteed obligations of the Province. Interest earned on such investments is added to the sinking fund and is reinvested in approved securities. At March 31, 2023 the value of the sinking fund applicable to debt issued for provincial purposes amounted to $5,492.7 million. For the fiscal year ended March 31, 2023, earnings on investments held for the repayment of provincial purpose debt amounted to $188.1 million. As of the 2023 year, the value of New Brunswick held debentures in the sinking fund have been eliminated against the funded debt totals.

Outstanding Net Provincial Purpose Funded Debt[1] (In millions of dollars unless otherwise indicated)

At March 31,	Canadian Dollars	US Dollars	Swiss Francs	Euro	Total[2]	Value of Sinking Funds	Net Provincial Purpose Funded Debt	Change over Previous Year (%)

2019	15,482.5	1,150.0	700.0	105.0	18.003.9	4,776.4	13,227.5	3.2
2020	15,580.2	1,150.0	925.0	105.0	18,402.2	5,157.3	13,244.9	0.1
2021	15,541.1	1,100.0	925.0	105.0	18,314.1	5,501.9	12,812.2	(3.3)
2022	15,621.0	1,100.0	925.0	105.0	18,394.1	5,887.7	12,506.4	(2.4)
2023	15,586.4	500.0	925.0	105.0	17,433.9	5,492.7	11,941.2	(4.5)

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Exhibit “99.10” Current Province of New Brunswick Description

Comparative Debt Statistics
	Year ended March 31,
	2019	2020	2021	2022	2023
	(In millions of dollars unless otherwise indicated)
Gross domestic product at market prices[2]	38,057	37,354	41,430	44,501	45,525
Primary household income[2]	25,243	24,960	27,223	29,770	31,765
Total revenue	9,697.1	9,891.9	10,318.2	11,390.8	12,452.0
Net Funded Debt [1]	13,227.5	13,244.8	12,812.3	12,614.0	11,941.2
As % of Gross Domestic Product	34.8%	35.5%	30.9%	28.3%	26.2%
As % of Household Income (restated)	52.4%	53.1%	47.1%	42.4%	37.6%
As % of Ordinary Revenue	136.4%	133.9%	124.2%	110.7%	95.9%

1 Debt securities are reported in the currency in which they were originally issued.  Some issues have been hedged into Canadian dollars.

2 2023 value based on NB Department of Finance forecast.

Provincial Purpose Funded Debt Maturity Schedule
For Securities Outstanding at March 31, 2023
(In millions of dollars1)

Year ended					Total in
31-Mar	CAD$	USD	CHF	EUR	CAD$[2]

2024	1,112.2				1,112.2
2025	867.1				867.1
2026	819.2				819.2
2027	1,000.0				1,000.0
2028	755.0	500.0			1,431.7

2024-2028	4,553.5	500.0	-		5,230.1
2029-2033	2,578.0		800.0		3,762.3
2034-2038	1,489.3				1,489.3
2039-2043	2,134.0		125.0		2,319.1
2044-2048	2,115.0				2,269.4
2049+	2,020.0			105.0	2,020.0

Total Funded Debt	14,889.8	500.0	925.0	105.0	17,090.3

CMHC Debentures	16.1	0			16.1
Nursing Home Mortgages	309.4	0			309.4
Unamortized Premiums and Discounts	18.0				18.0

Total	15,621.03	1,100.00	925.00	105.00	17,433.9

1 Debt securities are shown in currency in which they were issued.

2 Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent as some of that debt may have been swapped.

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Exhibit “99.10” Current Province of New Brunswick Description

From April 1, 2023 to date the Province has borrowed $1,200 million including $400 million on behalf of New Brunswick Power.

Unfunded Debt

The Province follows an accrual accounting system, as such, expenditures are allocated to the year in which they were incurred regardless of the date of payment resulting in the establishment of accounts payable and accrued liabilities. Such unfunded debt is not secured by debt instruments.

At March 31, 2023, the Province's unfunded debt was as follows:

At March 31, 2023
(In millions of dollars)

Bank Advances and Short-Term Borrowing	1,212.8
Trust Deposits	229.1
Accounts Payable and Accrued Expenditures	4,037.0
Deferred Revenue	620.0

Total Unfunded Debt	6,098.9

This unfunded debt is partially offset by assets of the Province in the amount of $6,057.1 million, represented by $3,777.3 million of cash and short-term investments, $604.3 million of receivables and advances, $1,403.0 million of taxes receivable, $120.9 million of inventories, and $151.6 million of prepaid and deferred charges.

Contingent Liabilities

The following table summarizes outstanding contingent liabilities at March 31, 2023 with comparable numbers as at March 31, 2022:

	2022	2023
Bank Loans
Under Various Acts	16.7	16.4
Less: Provision for Possible Losses	9.3	9.0
Total Contingent Liabilities	7.4	7.4

Due to the adoption of the definition of the Reporting Entity recommended by PSAB of the CPA Canada Handbook, guarantees associated with the debt of the New Brunswick Municipal Finance Corporation are not included in the previous table.  These guarantees are as follows:

	At December 31,
	(In millions of dollars)
	2021	2022

Bonds, Debentures and Notes
New Brunswick Municipal Finance Corporation	889.5	839.5
Accrued Interest	2.8	2.5
Total	892.3	842

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Exhibit “99.10” Current Province of New Brunswick Description

CONSOLIDATION OF NEW BRUNSWICK PUBLIC SECTOR DEBT

Other than the Province, NB Power and the New Brunswick Municipal Finance Corporation, municipalities are the only public sector entities with outstanding debt. Municipalities, with the exception of the City of Saint John, are required to obtain approval from the provincial government before borrowing money for capital expenditures.

Consolidated Funded Debt of the New Brunswick Public Sector

(In millions of dollars)

Province of New Brunswick
	Funded Debt	17,433.90
	Less: Sinking Funds	5,492.70
		11,941.20
Municipalities
	Funded Debt	839.5
Total Public Sector Debt		12,780.70

Information in the foregoing table relative to the Province is at March 31, 2023, and information relative to municipalities is the amount outstanding at December 31, 2022. Excluded is $4,503.0 million (net of sinking funds of $572.0 million) borrowed by the Province on behalf of NB Power. This debt is paid out of the operating revenues of NB Power rather than out of provincial revenues.

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Exhibit “99.10” Current Province of New Brunswick Description

VESTCOR CORPORATION

Formed in July 2016, Vestcor Corp., which owns Vestcor Inc., is an independent private not-for-profit holding company under the Vestcor Act of the New Brunswick Legislature. The organization is jointly owned by the New Brunswick Public Service Pension Plan and the New Brunswick Teacher’s Pension Plan.

On October 1, 2016, under the Vestcor Act, the N.B. Investment Management Corporation was continued as Vestcor Investment Management Corporation, while the operations of the Pension and Employee Benefits Division of the Province of New Brunswick’s Department of Human Resources were transferred to Vestcor Pension Services Corporation. As of January 1, 2018, these two subsidiaries were integrated and form Vestcor Inc.

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Exhibit “99.10” Current Province of New Brunswick Description

INFORMATION RELATING TO PUBLIC SECTOR PENSION LIABILITIES

CROSS REFERENCE SHEET

Information Relating to Public Sector Pension Liabilities	Exhibit 99.5 - 2023 Volume 1 Consolidated Financial Statements

PROVINCE OF NEW BRUNSWICK
Retirement Benefits	Page 41-42
Exhibit 99.5

Defined Benefit Pension Plans	Page 57-58
Exhibit 99.5

Defined Contribution Pension Plans	Page 58
Exhibit 99.5

Target Benefit Pension Plans	Page 58-59
Exhibit 99.5

Retirement Allowance Plan	Page 59
Exhibit 99.5

Retirement Benefit Liability and Expense (millions)	Page 60-64
Exhibit 99.5

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Exhibit “99.10” Current Province of New Brunswick Description

NEW BRUNSWICK POWER CORPORATION

CROSS REFERENCE SHEET

Information Relating to NBP Form 18-K	Exhibit 99.6 – NB Power Annual Report

About NB Power	Page 7-17
Exhibit 99.6

Notes to Financial Statements, note 1 Description of Business	Page 57
Exhibit 99.6

Management's Discussion and Analysis	Page 18-45
(includes Financial and operating performance factors,	Exhibit 99.6
Financial performance, Financial results, Regulatory balances,
Capital resources, Capital management,
Critical accounting policy changes, Significant accounting estimates
Risk management.)

Consolidated Financial Statements	Page 46-117
Exhibit 99.6

Statistical Overview	Page 118-125
(includes Statements of Generation, Sales, Revenue,	Exhibit 99.6
In Province Generation, Operating Statistics, Earnings Summary,
Financial Position Summary, Cash Flow Summary,
Finance Costs and Investment Income, Financial Ratios, Other Statistics,
Capital Management.)

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Exhibit “99.10” Current Province of New Brunswick Description

FUNDED DEBT OUTSTANDING AS AT 31st MARCH 2023

CROSS REFERENCE SHEET

Information Relating to New Brunswick Funded Debt	Exhibit 99.9– Province of New Brunswick, Canada Excerpt of Volume 2 Supplementary Information Public Accounts for the fiscal year ended 31 March 2023

Funded Debt Outstanding as at 31st March 2023	Pages 35-40
Exhibit 99.9 (unaudited)

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Exhibit “99.10” Current Province of New Brunswick Description

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar to permit the rate to be determined by fundamental market forces without intervention except as required to maintain orderly conditions.

Annual average exchange rates for the UNITED STATES dollar, Euro and Swiss franc in Canada, expressed in Canadian dollars, are shown in the table below for 2018 through 2022.

Annual Average Exchange Rates	2018	2019	2020	2021	2022
UNITED STATES Dollar	1.2957	1.3269	1.3415	1.2535	1.3011
Swiss Franc	1.3246	1.3352	1.4294	1.3713	1.3630
Euro	1.5302	1.4856	1.5298	1.4828	1.3699

Source: Bank of Canada

SOURCES OF INFORMATION

Information included herein which is designated as being taken from a publication of the Province or Canada, or any agency or instrumentality of either, is included herein upon the authority of such publication as an official public document.

All financial information of the Province contained herein was obtained from the annual Budget and Main Estimates, any financial reviews pertaining thereto and the Public Accounts, or was prepared by representatives of the Province of New Brunswick in their official capacities. The information set forth under "Province of New Brunswick", and other than as described in the preceding paragraph, was prepared by representatives of the Province of New Brunswick in their official capacities.

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